Exhibit 5.1

Fennemore Craig, P.C.
300 E. Second Street
Suite 1510
Reno, Nevada 89501
(775) 788-2200
Law Offices
Denver (303) 291-3200
Las Vegas (702) 692-8000
Nogales (520) 281-3480
Phoenix ( (602) 916-5000
Reno 775) 788-2200
Tucson (520) 879-6800

June 25, 2019

DelMar Pharmaceuticals, Inc.

Suite 720-999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

Re:	Registration of Common Stock of DelMar Pharmaceuticals, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for DelMar Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the registration under a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”) of 760,500 shares (the “Registered Stock”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) issuable pursuant to the terms of the Warrants, as defined below.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3. Resolutions of the Board of Directors of the Company relating to the registration and issuance of the Registered Stock, as certified by an officer of the Company as of the date hereof;

4. The Securities Purchase Agreement dated as of June 3, 2019, between the Company, and each purchaser identified on the signature pages thereto (the “Securities Purchase Agreement”);

5. The form of the Warrants issued pursuant to the Securities Purchase Agreement; and

6. The Registration Statement.

Fennemore Craig, P.C.

DelMar Pharmaceuticals, Inc.

Re: Registration of Common Stock

June 25, 2019

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Registered Stock.

Based upon the foregoing, and subject to the following, it is our opinion that the issuance of the Registered Stock was duly authorized by the Company and when issued and paid for in accordance with the terms of the Warrants, the Registered Stock will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.